                                  EXHIBIT 2(b)

                            ASSET PURCHASE AGREEMENT
                                  by and among
                           NEW WAVE BROADCASTING, L.P.
                                   ("Seller")
                                       and
                      REGENT BROADCASTING OF EL PASO, INC.
                                       and
                        REGENT LICENSEE OF EL PASO, INC.
                            (collectively, "Buyers")

                                TABLE OF CONTENTS
                                -----------------
                                                                        Page


ARTICLE I - PURCHASE OF ASSETS

         1.1      Transfer of Assets  ...................................1
         1.2      Excluded Assets  ......................................3

ARTICLE 2 ASSUMPTION OF OBLIGATIONS

         2.1      Assumption of Obligations  ............................4
         2.2      Retained Liabilities  .................................4

ARTICLE 3 CONSIDERATION

         3.1      Delivery of Consideration  ............................5
         3.2      Escrow Deposit  .......................................5
         3.3      Proration of Income and Expenses  .....................6
         3.4      Allocation of Purchase Price  .........................6
         3.5      Adjustment for Barter  ................................7
         3.6      Collection of Accounts Receivable  ....................7

ARTICLE 4 CLOSING

         4.1      Closing  ..............................................8

ARTICLE 5 GOVERNMENTAL CONSENTS

         5.1      FCC Consent  ..........................................8
         5.2      FCC Application  ......................................9
         5.3      Antitrust  ............................................9

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYERS

         6.1      Organization and Standing  ............................9
         6.2      Authorization and Binding Obligation  .................9
         6.3      Qualification As Assignee  ............................9
         6.4      Bankruptcy  ..........................................10
         6.5      Committed Sources of Financing  ......................10
         6.6      Absence of Conflicting Agreements or
                  Required Consents  ...................................10

         6.7      Commissions or Finder's Fees  ........................10
         6.8      Litigation  ..........................................10

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLER

         7.1      Organization and Standing  ...........................11
         7.2      Authorization and Binding Obligation  ................11
         7.3      Absence of Conflicting Agreements or
                  Required Consents  ...................................11
         7.4      Government Authorizations  ...........................11
         7.5      Compliance with FCC Regulations  .....................12
         7.6      Taxes    .............................................13
         7.7      Personal Property  ...................................13
         7.8      Real Property  .......................................13
         7.9      Contracts  ...........................................14
         7.10     Status of Contracts, etc.  ...........................15
         7.11     Environmental  .......................................15
         7.12     Intellectual Property  ...............................15
         7.13     Financial Statements  ................................16
         7.14     Personnel Information  ...............................16
         7.15     Litigation  ..........................................17
         7.16     Compliance With Laws  ................................17
         7.17     Employee Benefit Plans  ..............................17
         7.18     Commissions or Finder's Fees  ........................17
         7.19     Conduct of Business in Ordinary Course;
                  Adverse Changes ......................................18
         7.20     Instruments of Conveyance; Good Title  ...............18
         7.21     Undisclosed Liabilities  .............................18
         7.22     Full Disclosure  .....................................18

ARTICLE 8 COVENANTS OF BUYERS

         8.1      Closing  .............................................18
         8.2      Notification  ........................................19
         8.3      No Inconsistent Action  19

ARTICLE 9 COVENANTS OF SELLER

         9.1    Pre-Closing Covenants  .................................19
         9.2    Notification  ..........................................21
         9.3    No Inconsistent Action  ................................21
         9.4    Closing.................................................21
         9.5    Other Items  ...........................................21
         9.6    Exclusivity  ...........................................21
         9.7    Extension of Tower Lease  ..............................22

ARTICLE 10 JOINT COVENANTS

         10.1     Confidentiality  .....................................22
         10.2     Cooperation  .........................................23
         10.3     Control of Stations  .................................23
         10.4     Consents to Assignment  ..............................23
         10.5     Filings  .............................................23
         10.6     Bulk Sales Laws  .....................................24
         10.7     Employee Matters  ....................................24

ARTICLE 11 CONDITIONS OF CLOSING BY BUYERS

         11.1     Representations, Warranties and
                  Covenants  ...........................................24
         11.2     Governmental Consents  ...............................25
         11.3     Governmental Authorizations  .........................25
         11.4     Adverse Proceedings  .................................25
         11.5     Third-Party Consents  ................................25
         11.6     Closing Documents  ...................................25
         11.7     Environmental Studies  ...............................25
         11.8     No Adverse Change  ...................................26
         11.9     Engineering Inspection  ..............................26

ARTICLE 12 CONDITIONS OF CLOSING BY SELLER

         12.1     Representations, Warranties and Covenants  ...........27
         12.2     Governmental Consents  ...............................27
         12.3     Adverse Proceedings  .................................27
         12.4     Closing Documents  ...................................27

ARTICLE 13 TRANSFER TAXES; FEES AND EXPENSES
         13.1     Expenses  ............................................28
         13.2     Specific Charges  ....................................28

ARTICLE 14 DOCUMENTS TO BE DELIVERED AT CLOSING

         14.1     Seller's Documents  ..................................28
         14.2     Buyers' Documents  ...................................29

ARTICLE 15 SURVIVAL, INDEMNIFICATION, ETC.

         15.1     Survival of Representations, Etc  ....................30

         15.2     Indemnification  .....................................31
         15.3     Procedures: Third Party and Direct
                  Indemnification Claims  ..............................31

ARTICLE 16 TERMINATION RIGHTS

         16.1     Termination  .........................................32
         16.2     Liability  ...........................................33
         16.3     Monetary Damages, Specific Performance
                  and Other Remedies  ..................................33
         16.4     Seller's Liquidated Damages  .........................33

ARTICLE 17 MISCELLANEOUS PROVISIONS

         17.1     Risk of Loss  ........................................34
         17.2     Certain Interpretive Matters and Definitions  ........34
         17.3     Further Assurances  ..................................34
         17.4     Preservation of Records  .............................34
         17.5     Benefit and Assignment  ..............................35
         17.6     Amendments  ..........................................35
         17.7     Headings  ............................................35
         17.8     Governing Law  .......................................35
         17.9     Notices  .............................................35
         17.10    Counterparts  ........................................36
         17.11    No Third Party Beneficiaries  ........................36
         17.12    Severability  ........................................36
         17.13    Entire Agreement  ....................................36
         17.14    Disclosure Exhibits and Schedules ....................36
         17.15    Partnership Equity ...................................37

         LIST OF SCHEDULES AND EXHIBITS
         ------------------------------

         Schedule  1.2.10  Excluded Assets
                     6.4   Third Party Consents
                     7.4   Stations Licenses, Etc.
                     7.7   Tangible Personal Property
                     7.8   Real Property
                     7.9 Contracts (including identification of Material Contracts)
                     7.11  Environmental Matters
                     7.12  Intellectual Property
                     7.13  Financial Statements
                     7.14  Personnel Information
                     7.15  Litigation
                     7.16  Compliance With Laws
                     7.17  Employee Benefit Plans
                     9.1   Leased Real Estate not Requiring Title Commitment

         Exhibit    A      Indemnification Escrow Agreement
                    B      Deposit Escrow Agreement
                    C      Assignment and Assumption Agreement
                    D      Seller's Opinion of Counsel
                    E      Seller's Opinion of FCC Counsel
                    F      Non-Competition Agreement
                    G      Buyers' Opinion of Counsel
                    H      Form of Letter of Credit

                            ASSET PURCHASE AGREEMENT
                            ------------------------

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered this 13th day of September, 1999 by and among NEW WAVE BROADCASTING, L.P., a Delaware limited partnership ("Seller") and REGENT BROADCASTING OF EL PASO, INC., a Delaware corporation ("RBI"), and REGENT LICENSEE OF EL PASO, INC., a Delaware corporation ("RLI") (RBI and RLI collectively referred to as "Buyers").

                                    RECITALS
                                    --------

        WHEREAS, Seller owns and operates radio stations KLAQ-FM, KSII-FM, and KROD-AM, licensed to El Paso, Texas (together the "Stations" and each individually, a "Station"), pursuant to licenses issued by the Federal Communications Commission ("FCC"), and

        WHEREAS, Seller desires to sell, and Buyers desire to purchase, certain assets and assume certain obligations associated with the ownership and operation of the Stations, all on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                               PURCHASE OF ASSETS
                               ------------------

         1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyers, Buyers shall purchase, and RBI shall assume from Seller, all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of Seller's leasehold interest) by Seller as the case may be, wherever situated, which are used or useful in the operation of the Stations (the "Stations Assets"), including but not limited to all of Seller's right, title and interest in and to the assets, properties, interests and rights described in this Section 1. 1:

                  1.1.1 all licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority including without limitation those issued by the FCC (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Stations Licenses") used or held for use in connection with the operation of the Stations, including but not limited to those described in SCHEDULE 7.4, along with renewals or modifications of such items, and all applications pertaining thereto, between the date hereof and the Closing Date;

                  1.1.2 all equipment, electrical devices, broadcast towers, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and Seller's rights therein, owned, leased (to the extent of Seller's leasehold interest) or held by Seller and used or held for use in connection with the operations of the Stations, including but not limited to those items described or listed in
SCHEDULE 7.7, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller; provided, however, Seller agrees that the value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $25,000 in the aggregate unless Seller has obtained the prior written approval of RBI which shall not be unreasonably withheld;

                  1.1.3 all contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Stations and which are listed in SCHEDULE 7.8 and SCHEDULE 7.9, together with (a) all advertising contracts entered into or acquired by Seller between the date hereof and the Closing Date in the ordinary course of business, consistent with past practices of Seller; and (b) any other contracts, agreements, leases and legally binding contractual rights entered into or acquired by Seller between the date hereof and the Closing Date, which RBI specifically agrees at Closing to assume (collectively the "Contracts"); provided, however, Buyers shall be entitled to a credit against the Purchase Price for the amount, if any, by which the aggregate net value of the Stations' Barter Payable as of the Closing Date exceeds the aggregate net value of the Stations' Barter Receivable as of the Closing Date by more than $20,000.

                  1.1.4 all of Seller's rights in and to the call letters of the Stations, and any variation thereof, as well as all of Seller's rights in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Seller, which are used or held for use in connection with the operation of the Stations, including but not limited to those listed in SCHEDULE 7.12 (collectively, the "Intellectual Property") together with any associated goodwill and any additions thereto between the date hereof and the Closing Date;

                  1.1.5 all programming materials and elements of whatever form or nature owned by Seller, whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to Seller that are used or useful in connection with the operation of the Stations, including all such programs, materials, elements and copyrights acquired by Seller between the date hereof and the Closing Date;

                  1.1.6 all of Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and copies of filings with the FCC and all written Contracts to be assigned hereunder, logs, software programs and copies of books and records relating to employees, financial, accounting and operation matters, but excluding records relating solely to any Excluded Asset (as hereinafter defined);

                  1.1.7 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets; and

                  1.1.8 the real property and fixtures thereon described in
Section 7.8 (including all real property owned or in the process of being acquired by Seller).

        The Stations Assets shall be transferred to RBI (except for the Stations' Licenses which shall be transferred to RLI) free and clear of all debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever
("Encumbrances"), except for Permitted Encumbrances, if any, as provided for in
Section 7.8.2 and except as set forth in SCHEDULE 7.7. and SCHEDULE 7.8.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                  1.2.1 all cash and cash equivalents of Seller on hand and/or in banks, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, notes or other entitlements evidencing loan receivables, asset or money market accounts and all such similar accounts or investments;

                  1.2.2 all investment securities and accounts receivable, notes receivable, or other entitlements evidencing notes receivables for services performed by Seller in connection with the operation of the Stations prior to the Closing Date;

                  1.2.3 subject to the limitation set forth in Section 1.1.2 of this Agreement, all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business consistent with the past practices of Seller between the date of this Agreement and the Closing Date;

                  1.2.4 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller and any contract not listed on SCHEDULE 7.8 or 7.9 unless RBI agrees, in writing, to assume such contract;

                  1.2.5 Seller's partnership minute books and records, and such other books and records as pertain to the organization, existence or capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports, as well as any other records or materials relating to Seller generally and not involving or relating to the Stations Assets or the operation or operations of the Stations;

                  1.2.6 contracts of insurance, and any insurance proceeds or claims made by, Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  1.2.7 all pension, profit sharing or cash or deferred (Section 401 (k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

                  1.2.8    any and all claims of Seller for tax refunds;

                  1.2.9 Seller's partnership name and the right to the name "New Wave" or any variant of the foregoing; and

                  1.2.10 any right, property or asset described in SCHEDULE
1.2.10 (including without limitation any assets personally owned by the general partner or employees of Seller and listed on said Schedule).

                                    ARTICLE 2
                            ASSUMPTION OF OBLIGATIONS
                            -------------------------

        2.1 ASSUMPTION OF OBLIGATIONS. Subject to the provisions of this Section 2.1, Section 2.2 and Section 3.3, on the Closing Date, RBI shall assume the obligations of Seller arising or to be performed on and after the Closing Date (except to the extent such obligations represent liabilities for activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date) under: (a) the Contracts; (b) COBRA for employees of Seller at the Stations who are not hired by RBI if Seller terminates its existing medical policy within ninety (90) days after the Closing Date; and (c) all property taxes and other governmental charges on the Stations Assets. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

        2.2 RETAINED LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, Buyers expressly do not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than as to RBI the Assumed Liabilities. Seller will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Seller, other than the Assumed Liabilities, including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Seller related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, or other obligations, claims or judgments asserted against Buyers as successor in interest to Seller. All of such liabilities, obligations and commitments of Seller described in this Section 2.2 shall be referred to herein collectively as the "Retained Liabilities."

                                    ARTICLE 3
                                  CONSIDERATION
                                  -------------

        3.1 DELIVERY OF CONSIDERATION. In consideration for the sale of the Stations Assets to Buyers, in addition to the assumption of certain obligations of Seller pursuant to Section 2.1 above, Buyers shall, at the Closing (as hereinafter defined), deliver to Seller consideration in the amount of $23,500,000.00, subject to adjustment pursuant to the provisions of Sections 3.2 and 3.3 below (the "Purchase Price") in cash by wire transfer. Notwithstanding the foregoing, the parties agree that at the Closing, Buyers, Seller and Star Media Group, Inc., as Escrow Agent (the "Indemnification Escrow Agent"), shall enter into an Indemnification Escrow Agreement in the form of EXHIBIT A hereto (the "Indemnification Escrow Agreement") pursuant to which Seller shall deposit with the Indemnification Escrow Agent $250,000.00, which funds shall be held in escrow for a period of up to twenty-four (24) months following the Closing Date and will be used to satisfy indemnification claims of Buyers pursuant to Section
15.2.1 hereof, and which funds shall otherwise be administered and released as specifically provided for in the Indemnification Escrow Agreement. Pursuant to the Indemnification Escrow Agreement, (a) at the end of 14 months after the Closing Date and provided Seller then has a "Partnership Equity" (as calculated in accordance with Section 17.15) of at least $2,000,000, as confirmed by a certificate delivered to Buyers and the Indemnification Escrow Agreement showing the calculation thereof, $125,000.00 of the Indemnification Escrow, together with the earnings thereon less the amount of any then unresolved pending claims by the Buyers shall be released from the Escrow and paid to Seller; and (b) on the second anniversary of the Closing Date, the balance of the Indemnification Escrow together with earnings thereon less the amount of any then unresolved pending claims by Buyer shall be released from the Escrow and paid to the Seller.

        3.2 ESCROW DEPOSIT. (a) Within ten business days of the execution and delivery of this Agreement, Buyers, Seller and Star Media Group, Inc., as Escrow Agent (the "Deposit Escrow Agent"), shall enter into a Deposit Escrow Agreement in the form of EXHIBIT B hereto (the "Deposit Escrow Agreement") pursuant to which Buyers shall deposit the amount described below as a deposit on the amount of the Purchase Price. Such amounts held in escrow shall be applied as set forth herein and in the Deposit Escrow Agreement.

                  (b) Pursuant to the terms of the Deposit Escrow Agreement, Buyers shall wire transfer $1,500,000.00, or alternatively, deliver an irrevocable, stand-by letter of credit for such amount in substantially the form attached as Exhibit H to an escrow account established pursuant to the Deposit Escrow Agreement (the "Escrow Deposit"). At the Closing, the Escrow Deposit, if in the form of cash, shall be applied to the Purchase Price to be paid to Seller and the interest accrued thereon shall be paid to Buyers, or if in the form of a letter of credit, shall be returned to Buyers. As more fully described in the Deposit Escrow Agreement: (a) in the event this Agreement is terminated solely because of Buyers' material breach of this Agreement and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be expected to be satisfied by the Closing), the Escrow Deposit shall be paid to or delivered for draw thereon to Seller as liquidated damages as provided in Section 16.4 hereto for Buyers' material breach of this Agreement (the payment of such sum to Seller shall discharge any liability Buyers may have to Seller), and the interest accrued on the Escrow Deposit, if any, shall be paid to Seller; and (b) in the event this Agreement is terminated under any circumstances other than those set forth in the immediately preceding clause
(a), the Escrow Deposit and any interest accrued thereon shall be paid or returned to Buyers.

         3.3    PRORATION OF INCOME AND EXPENSES.

                  3.3.1 Except as otherwise provided herein, all items of income and expense, deposits, reserves and prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Stations shall be prorated between Buyers and Seller in accordance with generally accepted accounting principles as of 11:59 p.m. local time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate, property taxes and other governmental charges on the Stations Assets (but excluding taxes arising by reason of the transfer of the Stations Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, frequency discounts, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety-day limitation set forth in Section 3.3.2), utility expenses, wages, salaries, vacation and sick pay and other employee benefits for employees hired by RBI, amounts due or to become due under Contracts, any negative barter balance in excess of $20,000, rents and similar prepaid and deferred items.

                  3.3.2 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days after the Closing Date.

                  3.3.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.3.2 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyers.

        3.4 ALLOCATION OF PURCHASE PRICE. Seller and Buyers have agreed to allocate $5,000 of the Purchase Price to the Non-Competition Agreement. The parties shall in good faith attempt to agree prior to Closing upon an allocation of the balance of the Purchase Price among the Stations Assets. If the parties are unable to agree, such allocation shall be based upon an appraisal prepared by an appraiser mutually selected by Buyers and Seller, and such appraisal and allocation shall be completed as soon after Closing as reasonably possible. Seller and Buyers agree to use the agreed upon allocation, if any, for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

        3.5 ADJUSTMENT FOR BARTER. As of the Closing Date, Buyers shall be entitled to a credit against the Purchase Price for the amount, if any, by which the aggregate net value of the Stations' Barter Payable (as defined below) as of the Closing Date exceeds the aggregate net value of the Stations' Barter Receivable (as defined below) as of the Closing Date by more than $20,000.00 with respect to Contracts for the sale of advertising in exchange, in whole or in part, for merchandise or services ("Trade Agreements").

         "Barter Payable" means the aggregate value of time owed pursuant to each of the Trade Agreements. "Barter Receivable" means the aggregate value of goods and services to be received pursuant to each of the Trade Agreements.

         3.6 COLLECTION OF ACCOUNTS RECEIVABLE. The accounts receivable of Seller are not included among the Stations Assets. Nevertheless, at Closing, Seller shall supply RBI with a list of Seller's accounts receivable as of the Closing Date (the "Accounts"), and RBI shall use the same diligence it uses to collect its own accounts in the ordinary course of business to collect the Accounts on Seller's behalf for a period of 120 days from the Closing Date (the "Collection Period"). This obligation, however, shall not extend to the institution of litigation, employment of counsel, or any other extraordinary means of collection. During the Collection Period, Seller shall not solicit any monies from a local account debtor who, after Closing, continues to do business with the Stations, provided that during such period Seller may act to preserve its rights against a bankrupt debtor or commence suit or otherwise take action against any debtor that disputes the amount of, or liability for, an Account. If Seller receives a payment from an account debtor during the Collection Period, it shall so notify RBI. RBI may endorse and deposit in its own name and collect any and all checks and other instruments for the payment of money that RBI may receive in payment of Accounts. RBI shall receive no remuneration for its services and shall not be liable for non-collection, or failure of any such collection, except due to its own gross negligence or intentional misconduct. Upon termination of its duties hereunder, RBI shall deliver to Seller all of its correspondence and files concerning the collection of the Accounts and all reports of attempts to collect the same. Except as otherwise provided herein, amounts collected by RBI during any month during the Collection Period on account of Seller's Accounts shall be remitted in full to Seller by the tenth
(10th) day of the following month. Buyer shall deliver to Seller an accounting showing the amount it received during each monthly period on each account. If both Seller and RBI are entitled to accounts receivable from the same account debtor, all payments received during the Collection Period shall be first applied to Seller's Accounts from such account debtor until the same are paid in full, unless such account debtor has disputed such account receivable in writing to the Seller, in which event RBI shall be entitled to apply the payment made by the account debtor to RBI's account receivable. If during the Collection Period an account debtor disputes an amount, Seller may request the reassignment of the Account and proceed against that account debtor. At the conclusion of the Collection Period and after remittance of all amounts collected, RBI will thereafter have no further responsibility with respect to the collection of the Accounts, and RBI may apply all collections received by RBI from any Account party who continues business with RBI to obligations owing to RBI, except for any payment received by RBI which such Account party specifies is for amounts owed to Seller, in which event such specified amounts shall be paid over to Seller. RBI shall not have the right to compromise, settle or adjust the amounts of any one of the Accounts without Seller's prior written consent. Seller shall promptly pay all sales commissions relating to all of its accounts receivable whenever Seller receives payment thereon; provided, however, RBI may do so on Seller's behalf for employees who are hired by RBI and pay the net commission to Seller. Notwithstanding anything contained herein to the contrary, RBI shall submit to Seller a detailed description of the calculation of commissions and any dispute with respect thereto shall be settled in accordance with the procedures set forth in Section 3.3. If RBI fails to timely pay any amounts due hereunder, then RBI shall pay Seller interest calculated at the rate of ten percent (10%) per annum on such past due amount.

                                    ARTICLE 4
                                     CLOSING
                                     -------

        4.1 CLOSING. Except as otherwise mutually agreed upon by Buyers and Seller, the consummation of the transactions contemplated herein (the "Closing") shall occur within ten (10) business days after the later to occur of (a) the satisfaction or waiver of each condition to closing contained herein, other than such conditions as are reasonably anticipated to be satisfied at Closing (provided that each party hereto shall use its reasonable best efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date), (b) the issuance of the Final Order (as defined below); or (c) such other date as may be mutually agreed by the parties hereto (the "Closing Date"); provided, however, that Buyers may in their sole discretion waive the requirement that a Final Order be issued and elect (subject to clause
(a) above) to close at any time (upon not less than ten (10) business days' notice to Seller) after the release of a public notice of initial FCC approval consenting to the transaction contemplated hereby (the "Initial Approval"). For purposes of this Agreement, "Final Order" means an order or grant by the FCC which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction and pursuant to which the FCC consents to the assignments of the FCC Licenses contemplated by this Agreement, such order or grant being without the imposition of any conditions not imposed upon the radio broadcast industry generally adverse to Buyers or any Affiliate (as hereinafter defined) of Buyers with respect to the assignment of the FCC Licenses to RLI or the continued operation by Buyers of the Stations or the Stations Assets. In the event that the parties close before the Initial Approval has become a Final Order, the parties shall enter into a mutually acceptable Unwind Agreement. The Closing shall be held in the offices of Strauss & Troy, The Federal Reserve Building, 150 East Fourth Street, Cincinnati, Ohio, or at such place and in such manner as the parties hereto may agree.


                                    ARTICLE 5
                              GOVERNMENTAL CONSENTS
                              ---------------------

        5.1 FCC CONSENT. It is specifically understood and agreed by Buyers and Seller that the Closing and the assignment of the Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC without the imposition of any conditions not imposed upon the radio broadcast industry generally adverse to Buyers or any Affiliate of Buyers (the "FCC Consent").

        5.2 FCC APPLICATION. Within seven (7) business days after the execution of this Agreement, Buyers and Seller shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyers and Seller shall prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyers nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyers or Seller or upon any of their respective Affiliates). If the FCC Consent imposes any condition on Buyers or Seller or any of their respective Affiliates, such party shall use its best efforts to comply with such condition; provided, however, that neither Buyers nor Seller shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof.

         5.3 ANTITRUST. Seller and Buyers shall cooperate in preparing and filing any necessary notification and report forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and each will use its best efforts to obtain an early termination of the applicable waiting period and will make any further filings pursuant thereto that may be necessary, proper or advisable.


                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BUYERS
                    ----------------------------------------

        Buyers hereby make the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Seller:

        6.1 ORGANIZATION AND STANDING. Buyers are corporations duly organized validly existing and in good standing under the laws of the State of Delaware, and by the Closing Date will be authorized to conduct business within the State of Texas.

        6.2 AUTHORIZATION AND BINDING OBLIGATIONS. Buyers have all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Stations Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyers' execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on their part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the legal, valid and binding obligation of Buyers, enforceable against them in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

        6.3 QUALIFICATION AS ASSIGNEE. To the best of Buyers' knowledge, RLI is qualified under the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated thereunder to obtain FCC approval of the FCC Application and serve as the licensee of the Stations, and Buyers have no knowledge of any material reason, fact, allegation or claim not stated herein which may impair RLI's qualifications and know of no reason why the FCC would not approve the FCC Application. Between the date hereof and the Closing, Buyers will take no action knowingly that would substantially delay FCC approval or make RLI not qualified to be the licensee of the Station.

        6.4 BANKRUPTCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, against Buyers or any of their Affiliates are pending or threatened, and neither Buyers nor any of their Affiliates have made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

        6.5 COMMITTED SOURCES OF FINANCING. Buyers have funds available from committed sources of financing, subject to customary closing conditions, sufficient to consummate the transaction contemplated by this Agreement.

        6.6 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 hereof with respect to governmental consents or on
SCHEDULE 6.4, the execution, delivery and performance of this Agreement by
Buyers: (a) do not conflict with the provisions of the articles of incorporation or by-laws of Buyers; (b) do not require the consent of any third party; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which either Buyer is a party; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which either Buyer is now subject.

        6.7 COMMISSIONS OR FINDER'S FEES. Neither Buyers nor any person or entity acting on behalf of Buyers has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

       6.8 LITIGATION. Buyers are not subject to any judgment, award, order, writ, injunction, arbitration decision or decree prohibiting the consummation of the transactions contemplated by this Agreement, and there are no suits, legal proceedings or investigations of any nature pending, or to the best knowledge of Buyers, threatened against or affecting Buyers that would affect Buyers' ability to carry out the transactions contemplated by this Agreement.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

        Seller makes the following representations and warranties to Buyers, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by
Buyers:

        7.1 ORGANIZATION AND STANDING. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is authorized to conduct business within the State of Texas, and has the requisite power and authority to own, lease and operate the Stations Assets owned or leased by it and to carry on the business of the Stations as now being conducted by it and as proposed to be conducted by it between the date hereof and the Closing Date.

        7.2 AUTHORIZATION AND BINDING OBLIGATION. Seller has the power and authority, and has taken all necessary and proper action to enter into and perform this Agreement and to consummate the actions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyers, constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

        7.3 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 with respect to governmental consents and in SCHEDULE 7.9 with respect to consents required in connection with the assignment of certain Contracts, the execution, delivery and performance of this Agreement by Seller: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's partnership agreement (or other organizational documents), or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which Seller or any of the Stations Assets are bound; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which Seller or any of the Stations Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Stations Assets.

         7.4    GOVERNMENT AUTHORIZATIONS.

                  7.4.1 Except as stated therein, SCHEDULE 7.4 hereto contains a true and complete list of the Stations Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with each Station). Seller has delivered to Buyers true and complete copies of the Stations Licenses and the other licenses, permits and authorizations listed in SCHEDULE 7.4, including any and all amendments and other modifications thereto.

                  7.4.2 Seller is the authorized legal holder of the Stations Licenses and other licenses, permits and authorizations listed in SCHEDULE 7.4. Except as set forth SCHEDULE 7.4, none of the Stations Licenses and other licenses, permits and authorizations listed in SCHEDULE 7.4 is subject to any restrictions or conditions which would limit the full operation of the Stations.

                  7.4.3 Except as set forth in SCHEDULE 7.4, and except for matters affecting the radio broadcast industry generally, there are no applications, complaints, petitions or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Stations. Except as set forth in SCHEDULE 7.4, the Stations Licenses and the other licenses, permits and authorizations listed in SCHEDULE 7.4 are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its partners, managers, officers, or employees. Except as set forth in SCHEDULE 7.4, the operations of the Stations are in accordance with the Stations Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in SCHEDULE 7.4. No proceedings are pending or, to the best of Seller's knowledge, threatened, and to the best of Seller's knowledge there has not been any act or omission of Seller or any of its partners (limited or general), agents, representatives, or employees, which may result in the revocation, modification, non-renewal or suspension of any of the Stations Licenses or the other licenses, permits and authorizations listed in SCHEDULE 7.4, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC or any other governmental or regulatory authority with respect to the Stations Licenses or the other licenses, permits and authorizations listed in SCHEDULE
7.4 or which may affect Buyers' ability to continue to operate the Stations as they are currently operated.

                  7.4.4 Except as set forth in SCHEDULE 7.4, each Station is operating with the maximum power and facilities specified in the respective Station License.

                  7.4.5 None of the Stations is causing objectionable interference to the transmissions of any other broadcast station or communications facility nor has any of the Stations received any complaints with respect thereto, and no other broadcast station or communications facility is causing objectionable interference to respective transmissions of any Station or the public's reception of such transmissions.

                  7.4.6 Seller has no reason to believe that the Stations Licenses and the other licenses, permits, or authorizations listed in SCHEDULE
7.4 will not be renewed in their ordinary course.

                  7.4.7 Subject only to insignificant omissions, all reports, forms, and statements required to be filed by Seller with the FCC with respect to the Stations since the grant of the last renewal of the Stations Licenses have been filed and are substantially complete and accurate.

                  7.4.8 The operation of the Stations and all of the Stations Assets are in compliance in all respects with ANSI Radiation Standards C95.1-1992.

       7.5 COMPLIANCE WITH FCC REGULATIONS. Except as specified in SCHEDULE 7.4, the operation of the Stations and all of the Stations Assets are in compliance in all respects with: (a) all applicable engineering standards required to be met under applicable FCC rules, including, but not limited to, all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and (b) all other applicable federal, state and local rules, regulations, requirements and policies (except where the failure to comply is immaterial and will be of no meaningful or monetary consequence to Buyers or to the operation of any of the Stations by Buyers after the Closing Date), including, but not limited to, equal employment opportunity policies of the FCC, and to the best of Seller's knowledge, there are no filed claims to the contrary.

        7.6 TAXES. Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by it, and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable by it. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in an amount other than as shown on such returns and forms is required to be paid by Seller and has not been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could adversely affect any of the Stations Assets or the operation of the Stations by Buyers. Seller has not been advised that any of its tax returns, federal, state, local or foreign, have been or are being audited. Seller does not and will not in the future have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes) which could result in a lien on the Stations Assets after conveyance thereof to Buyers or in any other form of transferee liability to Buyers.

        7.7 PERSONAL PROPERTY. Without material omission, SCHEDULE 7.7 hereto contains a list of all items of tangible personal property owned by Seller and used or held for use in the conduct of the business and operations of the Stations other than the Excluded Assets.
SCHEDULE 7.7 also separately lists any material tangible personal property leased by Seller pursuant to leases included within the Contracts. Except as disclosed in SCHEDULE 7.7, Seller has, and following the Closing, RBI will have, good and marketable title to all of the items of tangible personal property which are included in the Stations Assets (other than those subject to lease) and none of such Stations Assets is, or at the Closing will be, subject to any security interest, mortgage, pledge, lease, license, lien, encumbrance, title defect or other charge, except for liens for taxes not yet due and payable, and except for the Assumed Liabilities. The properties listed in SCHEDULE 7.7, along with those properties subject to lease and included among the Contracts, constitute all material tangible personal property necessary to operate the Stations as the same are now being operated. Except as set forth in SCHEDULE 7.7, all items of tangible personal property included in the Stations Assets are in good and technically sound operating condition and repair (ordinary wear and tear excepted), are free from all material defect and damage, and have been properly maintained in a manner consistent with generally accepted standards of good engineering practice.

         7.8    REAL PROPERTY.

                  7.8.1 SCHEDULE 7.8 hereto contains a complete and accurate list and description of all real property (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) used or contemplated for use by Seller in connection with the operations of the Stations, identifying thereon the real property that is owned by Seller (the "Owned Real Estate") or leased by Seller (the "Leased Real Estate") (collectively, the "Real Estate").

                  7.8.2 Seller has, and by the Closing Date will have, good and marketable title in fee simple to all of the Owned Real Estate, free and clear of all liens, mortgages, security interests, charges and encumbrances, except for (i) liens for taxes and other governmental charges which are not yet due and payable, and (ii) restrictions and easements of record common for properties of such nature which do not, and are unlikely to, detract from the existing or future use of the property affected or affect the marketability of the same ("Permitted Encumbrances") and except for such liens described in SCHEDULE 7.8.

                  7.8.3 Seller enjoys quiet possession of all Owned and Leased Real Estate. There are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Contracts relating to the Leased Real Estate. Except as stated in SCHEDULES 7.8 AND 7.9, Seller has delivered to Buyers true and complete copies of all Contracts relating to the Real Estate. Except as set forth in SCHEDULE 7.9 hereto, the assignment of the Contracts relating to the Leased Real Estate to RBI will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a default thereunder, and will not require the consent of any such party to the assignment thereof to RBI.

                  7.8.4 Seller has full legal and practical access to all of the Owned and Leased Real Estate. The Owned Real Estate includes all the real property, easements, rights of way, and other real property interests necessary to conduct the business and operations of the Stations as they are now conducted. Except as described in SCHEDULE 7.8, none of the buildings, structures, improvements or fixtures constructed on any Owned Real Estate in connection with the operation of the Stations, including, but not limited to, all towers, guy wires and guy anchors and ground radials, encroach upon adjoining real property, and all such buildings, structures, improvements and fixtures are constructed and are operated and used in conformance with all "set back" lines, easements, covenants, restrictions and all applicable building, fire, zoning, health and safety laws and codes. No utility lines serving the Owned Real Estate pass over the lands of a third party except where appropriate easements have been obtained. Except as described in
SCHEDULE 7.8, all buildings, structures, towers, antennae, improvements and fixtures situated on the Real Estate and owned by Seller are in good and technically sound operating condition, ordinary wear and tear excepted, have no latent structural, mechanical or other defects of material significance, and each has adequate rights of ingress and egress, utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the business and operations of the Stations as presently conducted. There is no pending or, to the best knowledge of Seller, threatened condemnation or other legal proceeding or action of any kind relating to the Real Estate.

        7.9 CONTRACTS. SCHEDULE 7.9 lists all Contracts to which Seller is a party, or which are binding on Seller, as of the date of this Agreement, other than time sales for cash entered into in the ordinary course of business. Those Contracts listed on SCHEDULE 7.9, if any, requiring the consent of a third party to assignment are identified by an asterisk in the left margin of SCHEDULE 7.9. Those Contracts, if any, that Seller and Buyers have agreed are material to the operation of the Stations Assets and the valid assignment of which and receipt by Buyers of consents thereto (along with appropriate estoppel certificates for the leases related to the Leased Real Estate) is a condition to the consummation of the transactions contemplated hereby (the "Material Contracts") are identified by an "M" in the left margin of SCHEDULE 7.9.

        7.10 STATUS OF CONTRACTS, ETC. Seller has delivered to Buyers true and complete copies of all written Contracts and true and complete memoranda of all oral Contracts, including any and all amendments and other modifications thereto. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all respects with all Contracts and is not in default beyond any applicable grace periods under any thereof and, to the best of Seller's knowledge, no other contracting party is in default under any thereof. All advertising time committed under Trade Agreements is preemptible for cash sales and none is subject to any fixed position.

         7.11 ENVIRONMENTAL. Except as set forth in SCHEDULE 7.11, to the best of Seller's knowledge Seller has complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to each of the Stations and its operations, including but not limited to the FCC's guidelines regarding RF radiation. Except as set forth on SCHEDULE 7.11, to the best of Seller's knowledge, the technical equipment included in the Stations Assets does not contain any PCBs. No hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 ET seq., Toxic Substances Control Act. 15 U. S. C. ss. ss. 2601 ET seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.sS. 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment rule or regulation relating to the environment or the protection of human health ("Environmental Laws")), including but not limited to, any asbestos or asbestos-related products, oils, or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks (collectively Hazardous Materials"), have been released, emitted or discharged by Seller, or to the best of Seller's knowledge, by any other person or entity, in violation of applicable laws or regulations, or to the best of Seller's knowledge are currently located in quantities in violation of applicable laws and regulations in, on, under or about the real property on which the Stations Assets are situated, including without limitation the transmitter sites, or contained in the tangible personal property included in the Stations Assets. To the best of Seller's knowledge, the Stations Assets and Seller's use thereof are not in violation of any Environmental Laws or any occupational, safety and health or other such law now in effect. With respect to Buyers, Seller shall be as of the Closing Date and thereafter solely responsible for all environmental liabilities, of whatsoever kind and nature, arising out of or attributable to the operation or ownership of the Stations Assets prior to the Closing Date.

       7.12 INTELLECTUAL PROPERTY. SCHEDULE 7.12 hereto is a true and complete list of all material Intellectual Property applied for, registered or issued to, or owned by Seller or under which Seller is a licensee and which is used in the conduct of Seller's business and operations with regard to the Stations. Except as set forth on SCHEDULE 7.12, to the best of Seller's knowledge: (a) Seller's right, title and interest in the Intellectual Property as owner or licensee, as applicable, is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party and, to the extent any of the Intellectual Property are licensed to Seller, such interest is valid and uncontested by the licensor thereof or any third party; (b) all computer software located at the Stations' facilities or used in the Stations' business or operations is properly licensed to Seller, and all of Seller's uses of such computer software are authorized under such licenses; (c) all of Seller's right, title and interest in and to the Intellectual Property and computer software shall be assignable to RBI at Closing, and upon such assignment, RBI shall receive complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Intellectual Property; and (d) there are no infringements or unlawful use of such Intellectual Property by Seller in connection with Seller's business or operations. All material hardware and software products used by Seller in the operation of the Stations will be able to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth century (through the year 1999), the year 2000 and the twenty-first century, including leap year calculations when used in accordance with the product documentation accompanying such hardware and software products.

        7.13 FINANCIAL STATEMENTS. Seller has delivered complete copies of the income statements of the Stations and consolidated balance sheets of Seller as of and for the three (3) months ended December 31, 1997 and fiscal year ended December 31, 1998 (the "Financial Statements"). In addition, Seller will deliver monthly income statements for the Stations for each month ended after January 1, 1999 and prior to the Closing Date (collectively, the "Additional Financial Statements"). The Financial Statements and Additional Financial Statements are true, correct and complete and have been, and in the case of the Additional Financial Statements will be, prepared in accordance with generally accepted accounting principals consistently applied and maintained throughout the periods indicated, except as disclosed on SCHEDULE 7.13. The Financial Statements and Additional Financial Statements present and will present fairly the results of operations of the Stations for the periods indicated. The financial information within the Additional Financial Statements does not include and will not include financial information unrelated to the operations of the Stations. None of the Financial Statements or Additional Financial Statements understates nor will it understate the true costs and expenses of conducting the business and operations of the Stations, fails to disclose any material liability, or inflates or will it inflate the revenues of the Stations for any reason.

         7.14     PERSONNEL INFORMATION.

                  7.14.1 SCHEDULE 7.14 contains a true and complete list of all persons employed at the Stations as of the date of this Agreement, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in SCHEDULE 7.17) and a list of other material terms of any and all agreements affecting such persons and their employment by Seller. Seller has received no notice that, and Seller is not aware of, any individual employee who shall or is likely to terminate his or her employment relationship with the Stations upon the execution of this Agreement or after the Closing.

                  7.14.2 Except as set forth in SCHEDULE 7.14, Seller, with respect to the Stations, is not a party to any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Seller at the Stations. Seller has no knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Stations.

                  7.14.3 Except as disclosed in SCHEDULE 7.14, Seller, with respect to the Stations, has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

         7.15 LITIGATION. Except as set forth in SCHEDULE 7.15, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Stations or any of the Stations Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller with respect to, related to or in connection with the operation of the Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Stations Licenses), or before any other tribunal duly authorized to resolve disputes where the outcome or effect thereof could reasonably have a material adverse effect upon the value, operations or market share of any of the Stations or a meaningful or monetary consequence to Buyers or the operation of any of the Stations by Buyers after the Closing Date. In particular, but without limiting the generality of the foregoing, to the best knowledge of Seller, there are no applications, complaints or proceedings pending or threatened before the FCC or any other governmental organization with respect to the business or operations of the Stations.

        7.16 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 7.16: (i) Seller is not in violation of, nor has Seller received any notice asserting any non-compliance by it in connection with the operation of the Stations or use or ownership of any of the Stations Assets with, any applicable statute, rule or regulation, whether federal, state or local; (ii) Seller is not in default with respect to any judgment, order, injunction or decree of any court administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relates to the transactions contemplated hereby; and
(iii) Seller is in compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Stations, and its present use of the Stations Assets does not violate any of such laws, regulations or orders, except with respect to subparts (i) and (iii) for violations or noncompliance which are immaterial and will be of no meaningful or monetary consequence to Buyers or to the operation of any of the Stations by Buyers after the Closing Date.

        7.17 EMPLOYEE BENEFIT PLANS. SCHEDULE 7.17 contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of Seller employed at the Stations, and a brief description thereof. Seller does not maintain any other employee benefit plan as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, applicable to the employees of Seller employed at the Stations.

        7.18 COMMISSIONS OR FINDER'S FEES. Neither Seller nor any person or entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, with the exception of Star Media Group, Inc., whose fees shall be paid entirely by Seller.

        7.19 CONDUCT OF BUSINESS IN ORDINARY COURSE; ADVERSE CHANGES. Since December 31, 1998: (a) Seller has conducted the business of the Stations only in the ordinary course consistent with Seller's past practices; (b) there has not been any material adverse change in the business, assets, properties, prospects or condition (financial or otherwise) of the Stations, or any damage, destruction, or loss affecting any of the Stations Assets; and (c) Seller has not created, assumed, or suffered any mortgage, pledge, lien or encumbrance on any of the Stations Assets.

        7.20 INSTRUMENTS OF CONVEYANCE: GOOD TITLE. The instruments to be executed by Seller and delivered to Buyers at the Closing, conveying the Stations Assets to Buyers, will transfer good and marketable title to the Assets free and clear of all liabilities (absolute or contingent), security interests, mortgages, pledges, liens, obligations and encumbrances, except for Permitted Encumbrances and except as set forth in SCHEDULE 7.7 and SCHEDULE 7.8 hereto and those obligations referred to in the first sentence of Section 2.1 hereof.

        7.21 UNDISCLOSED LIABILITIES. Excepting only for the Assumed Liabilities, no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Stations or the Stations Assets exists which could, after the Closing result in any form of transferee liability against Buyers or subject the Stations Assets to any lien, encumbrance, claim, charge, security interest or imposition whatsoever or otherwise affect the full, free and unencumbered use of the Stations Assets by Buyers.

        7.22 FULL DISCLOSURE. No representation or warranty made by Seller contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. To the best of Seller's knowledge, there is no impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

        Whenever in this Article 7 a warranty or representation is qualified by a word or phrase referring to the best of Seller's knowledge (or similar terms), it shall mean to the actual knowledge of Mr. Jon Ferrari and Seller's chief financial officer and engineer, after having made due inquiry of the employees, representatives and agents of Seller who would be expected to have knowledge of the matter, and with respect to the condition of any Stations Assets, records or other object, after having inspected it.


                                    ARTICLE 8
                               COVENANTS OF BUYERS
                               -------------------

        8.1 CLOSING. Subject to Article 11 hereof, on the Closing Date, Buyers shall purchase the Stations Assets from Seller as provided in Article I hereof and RBI shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

        8.2 NOTIFICATION. Buyers will provide Seller prompt written notice of any change in any of the information contained in the representations and warranties made in Article 6. Buyers shall also notify Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyers which challenges the transactions contemplated hereby.

        8.3 NO INCONSISTENT ACTION. Buyers shall not take any action which is materially inconsistent with its obligations under this Agreement or take any action which would cause any representation or warranty of Buyers contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 9
                               COVENANTS OF SELLER
                               -------------------

        9.1 PRE-CLOSING COVENANTS. Seller covenants and agrees with respect to the Stations that, between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as expressly permitted by this Agreement or with the prior written consent of Buyers, Seller shall act in accordance with the following:

                  9.1.1 Seller shall use its reasonable best efforts to conduct the business and operations of the Stations in the ordinary and prudent course of business consistent with past practice and with the intent of preserving the ongoing operations and assets of the Stations, including but not limited to maintaining the independent identity of the Stations, retaining the current format and programming (including the content thereof) of the Stations, continuing at historical levels and frequencies spending for promotions, advertising, and survey testing, and using its reasonable best efforts to retain at the Stations the services of all active employees, consultants and agents of the Stations.

                  9.1.2 Seller shall use its reasonable best efforts to: (i) preserve the operation of the Stations intact; (ii) preserve the business of the Stations' advertisers, customers, suppliers and others having business relations with the Stations; and (iii) continue to conduct financial operations of the Stations, including without limitation, their credit and collection and pricing policies and practices, all in the ordinary course of business consistent with past practices.

                  9.1.3 Seller shall operate the Stations in all respects in accordance with FCC rules and regulations and the Stations Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Stations Licenses or other licenses, permits or authorizations listed in SCHEDULE 7.4 to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Stations Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

                  9.1.4 Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller will promptly notify Buyers thereof and, subject to Section 5.2, will use its reasonable best efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

                  9.1.5 Except for actions in the ordinary course of business consistent with past practices, Seller shall not: (a) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (b) except as required by the applicable law or written agreements currently in effect, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations (provided that no such increases in fixed compensation to any employee shall in the aggregate exceed 5% of such employee's compensation as set forth on SCHEDULE 7.14 hereto), (c) except as required by written agreements currently in effect, grant or agree to grant any specific bonus (other than a bonus for remaining as an employee until the Closing Date) or increase in compensation to any executive management employee of the Stations (provided that no such increases to any employee shall in the aggregate exceed 5 % of such employee's fixed compensation as set forth on SCHEDULE 7.14 hereto); (d) provide for any new pension, retirement or other employment benefits for employees of the Stations or any increases in any existing benefits, (e) modify, change or terminate any Contract; (f) change the advertising rates in effect as of the date hereof, or (g) enter into any Trade Agreements.

                  9.1.6 Seller shall give or cause the Stations to give Buyers and Buyers' counsel, accountants, engineers and other representatives, at Buyers' reasonable request and upon reasonable notice, full and reasonable access to all of Seller's personnel, properties, books, Contracts, reports and records (including, without limitation, financial information and tax returns relating to the Stations, and environmental audits in existence with respect to the Stations Assets), real estate, buildings and equipment relating to the Stations and to the Stations' employees; to furnish Buyers with financial statement consents, certifications, information and copies of all documents and agreements relating to the Stations and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations) that Buyers may reasonably request. The rights of Buyers under this Section 9.1.6 shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

                  9.1.7 Seller shall use its reasonable best efforts to obtain any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party except for such amounts contemplated by the Contract to be assigned, and any amount then owing by Seller to such third party).

                  9.1.8 Seller shall provide to Buyers within forty-five (45) days after the date of this Agreement (a) title insurance commitments, issued by a title insurance company reasonably satisfactory to Buyers, agreeing to issue to Buyers and its senior lender, on the most current standard ALTA form, leasehold, owners and lenders policies of title insurance with respect to all Owned Real Estate and to all Leased Real Estate which is used as a tower/antenna site (except as otherwise specifically agreed in SCHEDULE 9.1), together with a copy of each document to which reference is made in such commitments, insuring title in full accordance with the representations and warranties set forth herein and subject only to such conditions and exceptions, and with such endorsements, as Buyers or their senior lenders may approve or require, and (b) up-to-date surveys of all Owned Real Estate and to all Leased Real Estate which is used as a tower/antenna site, each prepared in accordance with ALTA/ASCM standards and each detailing the legal description, the perimeter boundaries, all improvements thereon, all easements and encroachments affecting each parcel, and such other matters as may be reasonably requested by Buyers or the title insurance company, each containing a surveyor certificate of recent date reasonably acceptable to Buyer an the title insurance company, and each prepared by a registered land surveyor. The cost of the title commitments shall be paid by Seller; the cost of the insurance policy premiums and surveys shall be paid by Buyers.

        9.2 NOTIFICATION. Seller will provide Buyers prompt written notice of any change in any of the information contained in the representations and warranties made in Article 7 or any Schedule. Seller agrees to notify Buyers of any litigation, arbitration or administrative proceeding pending or, to the best of their knowledge, threatened, which challenges the transactions contemplated hereby. Seller shall promptly notify Buyers if any of the normal broadcast transmissions of any Station are interrupted, interfered with or in any way impaired, and shall provide Buyers with prompt written notice of the problem and the measures being taken to correct such problem. If such Station is not restored so that operation is resumed to full licensed power and antenna height within five (5) days of such event, or if more than five (5) such events occur within any thirty (30) day period, or if any of the Stations shall be off the air for more than ninety-six (96) consecutive hours, then Buyers shall have the right to terminate this Agreement.

        9.3 NO INCONSISTENT ACTION. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement nor take any action which would cause any representation or warranty of Seller contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

        9.4 CLOSING. Subject to Article 12 hereof, on the Closing Date, Seller shall transfer, convey, assign and deliver to Buyers the Stations Assets and the Assumed Liabilities as provided in Articles 1 and 2 and Section 7.20 of this Agreement.

        9.5 OTHER ITEMS. Until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, Seller shall not: (a) waive or release any right relating to the business or operations of the Stations, except for adjustments or settlements made in the ordinary course of business consistent with their past practices; (b) transfer or grant any rights under any of the Stations Licenses; (c) enter into any commitment for capital expenditures for which Buyers would become liable after the Closing Date; (d) introduce any material changes in the broadcast hours or in the format of the Stations or any other material change in the Stations' programming policies; (e) change the call letters of any Station; and (f) enter into any transaction or make or enter into any contract or commitment with respect to any of the Stations or the Stations Assets which by reason of its size or otherwise is not in the ordinary course of business consistent with past practices.

        9.6 EXCLUSIVITY. Seller agrees that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyers shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that neither Seller, nor any shareholders, director, officer, employee or other representative of Seller: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Stations Assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 9.6. Notwithstanding the foregoing, in the event that Buyers default in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default shall not be cured within ten (10) business days of notice of default served by Seller, Seller's obligations under this Section 9.6 shall be null and void.

         9.7 EXTENSION OF TOWER LEASE. Seller shall use its reasonable best efforts to obtain an amendment to the Lease Agreement, dated May 11, 1993, between Seller (as successor to the original lessee) and the City of El Paso for the lease of a portion of Tract 18, Section 31, Block 80, TSP 1, El Paso, El Paso County, Texas for the KROD-AM tower site to provide for at least one additional option to the lessee to extend the Lease Agreement for one additional three (3) year period at the rent payable during the last year of the current term, with an annual adjustment during such renewal term to relate to the CPI-U as provided in the Lease Agreement.

                                   ARTICLE 10
                                 JOINT COVENANTS
                                 ---------------

         Buyers and Seller each covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 CONFIDENTIALITY. Subject to the requirements of applicable law, Buyers and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, either party may in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, make such press releases and other public statements and announcements as it deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby; provided, however, that prior to making any such unilateral press release or announcement, such party shall first communicate the same in writing to the other.

         10.2 COOPERATION. Subject to express limitations contained elsewhere herein, Buyers and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

         10.3 CONTROL OF STATIONS. Buyers shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller.

         10.4 CONSENTS TO ASSIGNMENT. To the extent that any Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, offer, delivery or sublease thereof. Subject to the provisions of Section 11.5, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing relating to the assignment to RBI of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to RBI of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, RBI shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its reasonable best efforts to provide RBI with the financial and business benefits of such Contracts (including, without limitation, permitting RBI to enforce any rights of Seller arising under such Contracts), and RBI shall, to the extent RBI is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that RBI was to assume those obligations pursuant to the terms hereof.

         10.5 FILINGS. In addition to the covenants of the parties set forth in
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyers and Seller shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed with the FCC, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         10.6 BULK SALES LAWS. Buyers hereby waive compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify Buyers and hold them harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyers as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

         10.7 EMPLOYEE MATTERS. Seller shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees up to the Closing Date. Seller acknowledges and agrees that it, and not Buyers, is and shall be solely responsible for any and all severance, insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who, as of the Closing Date, is a retiree, former employee, or current employee of Seller, relating to the period up to the Closing Date. Buyers, as purchaser of the Stations Assets, shall assume no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Seller at any time except for obligations under COBRA that are Assumed Liabilities.

                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYERS
                         -------------------------------

         The obligations of Buyers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1     REPRESENTATIONS, WARRANTIES AND COVENANTS.

         11.1.1 All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  11.1.3 Buyers shall have received a certificate, dated as of the Closing Date, from Seller, executed by Seller's general partner to the effect that: (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date except for changes expressly permitted or contemplated by the terms of this Agreement; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

         11.2 GOVERNMENTAL CONSENTS. The FCC Consent shall have been obtained and shall have become a Final Order.

         11.3 GOVERNMENTAL AUTHORIZATIONS. Seller shall be the holder of the Stations Licenses and all other licenses, permits and other authorizations listed in SCHEDULE 7.4, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on any of the Stations or the operations thereof. No application shall be pending for the renewal of any of the Stations Licenses. No proceeding shall be pending which seeks, or the effect of which reasonably could be, to revoke, cancel, fail to renew, suspend or adversely modify any of the Stations Licenses or any other licenses, permits or other authorizations listed in SCHEDULE 7.4.

         11.4 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

         11.5 THIRD-PARTY CONSENTS. All Material Contracts shall be in full force and effect on the Closing Date, and Seller shall have obtained and shall have delivered to RBI all appropriate third-party consents in form and substance acceptable to RBI (including estoppel certificates for the leases related to the Leased Real Estate) in connection with the assignment of the Material Contracts to RBI.

         11.6 CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Buyers, on the Closing Date, all bills of sale, general warranty deeds, endorsements, assignments and other instruments of conveyance reasonably satisfactory in form and substance to Buyers, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyers, including, without limitation, each of the documents required to be delivered by it pursuant to
Article 14.

         11.7 ENVIRONMENTAL STUDIES. Buyers shall have obtained within thirty
(30) days following the date of this Agreement Phase I environmental assessment reports (the "Environmental Audits") on the Real Estate confirming the representations and warranties of Seller on environmental matters; provided, however, if Buyers elect not to obtain such Environmental Audits, Buyers shall be deemed to have waived the condition of Closing contained in this Section 11.7. Buyers shall provide Seller with a copy of such Environmental Audits within fifteen (15) business days of receipt by Buyers and at the same time shall give Seller notice of any matter disclosed by the Environmental Audits that requires remediation under any Environmental Law. Seller shall be required to complete such remediation within a period of forty-five (45) days from the date of the Buyers' notice; provided, however, that if Seller reasonably determines the cost of such required remediation (including post-remediation and reporting) would exceed One Hundred Thousand Dollars ($100,000.00) or that Seller will be unable to complete the remediation within such 45-day period, Seller shall give notice to Buyers within fifteen
(15) business days after such determination. Within fifteen (15) days after receipt of such notice from Seller, Buyers shall give Seller notice of Buyers' election of one of the following: (a) to accept the Real Estate as is with respect to such environmental matters, together with a reduction of the Purchase Price by One Hundred Thousand Dollars ($100,000.00) and to relieve Seller from any responsibility for indemnification under Section 15.2.1 for claims relating to Environmental Laws; or (b) to terminate this Agreement. If Buyers fail to elect option (a) or (b) above, then Buyers shall be deemed to have elected option (a). Nothing in this Section 11.7 shall be deemed to extend the Closing Date.

         11.8 NO ADVERSE CHANGE. No material adverse change in operations, condition or status of the Stations or the Stations Assets shall have occurred since the date of this Agreement or be reasonably likely to occur. The term "material adverse change" means an event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omission or effects, is, in the opinion of a reasonably prudent buyer, likely to have such an adverse effect on the transactions contemplated hereby or operations, condition or status of the Stations taken as a whole that it would be of such significance that such buyer would consider it a factor in its purchase decision; provided, however, that the following shall not constitute a material adverse change, changes in (i) Seller's cash flow for the Stations, (ii) the economy, (iii) the radio industry generally or locally, (iv) the Stations' Arbitron ratings, or (v) changes in revenues for the Stations, provided Seller's revenues for the Stations in the trailing twelve (12) month period ending as close to the Closing Date as possible to reasonably allow for a calculation by the Closing Date exceed such revenues for the corresponding period of the prior twelve (12) month period.

         11.9 ENGINEERING INSPECTION. It is agreed that within thirty (30) days prior to the Closing Date, Buyers' engineer may reinspect the tangible personal property to insure that its equipment complies with all warranties and conditions set forth herein. Seller agrees to extend full cooperation to said engineer, including such access to the equipment and to logs pertaining thereto at such time or times as said engineer shall reasonably request. Buyers shall furnish Seller with a copy of the report of any inspection prior to the Closing Date. If Buyers' engineer reports that the equipment fails to comply with said warranties, Buyers may either: (a) elect to consummate the purchase of the Stations Assets, in which case Seller shall bear the cost of equipment repair in an amount not to exceed $90,000 and such amount shall be deducted from the Purchase Price; or (b) elect to consummate the purchase of the Stations Assets exclusively of the equipment which fails to materially comply with said warranties, in which case the Purchase Price shall be reduced by the fair market value of such equipment excluded.


                                   ARTICLE 12
                         CONDITIONS OF CLOSING BY SELLER
                         -------------------------------

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         12.1     REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  12.1.1 All representations and warranties of Buyers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyers on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by the President of Buyers, to the effect that: (a) the representations and warranties of Buyers contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date except for changes expressly permitted or contemplated by the terms of this Agreement; and (b) Buyers have complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

         12.2 GOVERNMENTAL CONSENTS. The FCC Initial Approval shall have been obtained.

         12.3 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no other decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) seeks material damages on account of the consummation of any transaction contemplated hereby.

         12.4 CLOSING DOCUMENTS. Buyers shall have delivered or caused to be delivered to Seller, on the Closing Date, the Purchase Price and each of the documents required to be delivered by them pursuant to Article 14.

                                   ARTICLE 13
                        TRANSFER TAXES: FEES AND EXPENSES
                        ---------------------------------

         13.1 EXPENSES. Except as set forth in Section 13.2 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to, the costs and expenses incurred pursuant to Article 5 hereof and the fees and disbursements of counsel and other advisors.

         13.2 SPECIFIC CHARGES. All costs of transferring the Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be paid equally by Seller and Buyers. Each party shall pay any filing or grant fees imposed upon it by any governmental authority the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby, except that any filing fees with the FCC shall be shared equally by the parties, and any fees payable pursuant to the Hart-Scott-Rodino Act, if applicable, shall be paid by Buyers. Any fees or commission due Star Media Group, Inc. as a result of this transaction shall be paid by Seller.

                                   ARTICLE 14
                      DOCUMENTS TO BE DELIVERED AT CLOSING

         14.1 SELLER' DOCUMENTS. At the Closing, Seller shall deliver or cause to be delivered to Buyers the following:

                  14.1.1 Certified resolutions of all requisite corporate or other action of Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.1.2 A certificate of Seller, dated the Closing Date, in the form described in Section 11.1.3;

                  14.1.3 Governmental certificates showing that Seller: (a) is duly organized and in good standing in the State of Delaware; and (b) has filed all returns, paid all taxes due thereon and is currently subject to no assessment and is in good standing in the State of Texas, each certified as of a date not more than thirty (30) days before the Closing Date;

                  14.1.4 Such certificates, bills of sale, general warranty deeds, assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer required to be delivered hereunder), and lien releases, all in form satisfactory to Buyers and Buyers' counsel, as shall be effective to vest in Buyers good and marketable title in and to the Stations Assets in accordance with the terms of this Agreement, free, clear and unencumbered except for Permitted Encumbrances, if any, as set forth on SCHEDULE
7.7 and SCHEDULE 7.8.

                  14.1.5 An Assignment and Assumption Agreement in the form of EXHIBIT C effectuating the assignment and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement");

                  14.1.6   The Indemnification Escrow Agreement;

                  14.1.7 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required by the FCC to be maintained with respect to the Stations, including the public files of the Stations, shall be left at the Stations and thereby delivered to Buyers;

                  14.1.8 A written opinion of Seller's corporate counsel, on which Buyers' lenders shall be entitled to rely, substantially in the same form as attached as EXHIBIT D, dated as of the Closing Date;

                  14.1.9 A written opinion of Seller's FCC counsel, on which Buyers' lenders shall be entitled to rely, in a form reasonably acceptable to Buyers covering the matters listed on EXHIBIT E, dated as of the Closing Date;

                  14.1.10 A Non-Competition Agreement in the form of EXHIBIT F (the "Non-Competition Agreement") executed by Seller, Jon Ferrari, Charles Cohn, and Kirk Warshaw; and

                  14.1.11 Such additional information, materials, agreements, documents and instruments as Buyers and their counsel may reasonably request in order to consummate the Closing.

          14.2 BUYERS' DOCUMENTS. At the Closing, Buyers shall deliver or cause to be delivered to Seller the following:

                  14.2.1 Certified resolutions of the Board of Directors of Buyers approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.2.2 A certificate of Buyers, dated the Closing Date, in the form described in Section 12.1.3;

                  14.2.3 The Assignment and Assumption Agreement;

                  14.2.4 The Indemnification Escrow Agreement;

                  14.2.5 A written opinion of Buyers' counsel in substantially the same form as attached as EXHIBIT G, dated as of the Closing Date;

                  14.2.6 The Purchase Price in accordance with Section 3. 1 hereof;

                  14.2.7 The Non-Competition Agreement; and

                  14.2.8 Such additional information, materials, agreements, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing.

                                   ARTICLE 15
                         SURVIVAL, INDEMNIFICATION, ETC.
                         -------------------------------

         15.1 SURVIVAL OF REPRESENTATIONS, ETC. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (individually, "Covenant/Agreement" and collectively, "Covenants/Agreements") and all representations and warranties (individually, "Warranty" and collectively, "Warranties") made by Buyers and Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyers or Seller) as follows:

                  15.1.1 The Covenants/Agreements shall survive the Closing for a period from the Closing Date equal to the statute of limitations for written contracts in Texas; provided, however, where any claim or action brought relating to any Covenant/Agreement is actually for a breach of Warranty, such claim shall be brought within the earlier to expire of (a) the applicable statute of limitations or (b) the applicable survival period with respect to such Warranty.

                  15.1.2 The Warranties in Section 7.6 or otherwise relating to the federal, state, local or foreign tax obligations of Seller shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                  15.1.3 The Warranties in Sections 6.2, 6.7, 7.2, the third sentence of 7.7, 7.8.2, 7.13, 7.18 and 7.20 shall survive for a period of two
(2) years from the Closing Date.

                  15.1.4 All other Warranties shall survive for a period of one
(1) year from the Closing Date.

                  15.1.5 The right of any party to recover Damages (as defined in Section 15.2.1) pursuant to Section 15.2 shall not be affected by the expiration of any Warranties as set forth herein, provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration.

                  15.1.6 Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyers or Seller may bring any action for actual fraud (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

         15.2     INDEMNIFICATION.

                  15.2.1 Seller shall defend, indemnify and hold harmless Buyers from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyers arising out of or related to: (a) any breach of the Warranties given or made by Seller in this Agreement; (b) any breach of the Agreements made by Seller in the Agreement; (c) the Retained Liabilities; (d) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; and (e) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Stations Assets prior to the Closing Date.

                  15.2.2 RBI shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to: (a) any breach of the Agreements and Warranties given or made by Buyers in this Agreement; (b) the Assumed Liabilities; and (c) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Stations Assets on or after the Closing Date.

         15.3 PROCEDURES: THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties also agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the applicable survival period specified in Section 15.1, and that the only notice required with respect thereto shall be as specified in Section 15.1.5.

        The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

                  15.3.1 The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  15.3.3 Anything contained in this Section 15.3 to the contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party, and their respective counsel or other representatives, shall cooperate in good faith with respect to such Claim.

                  15.3.4 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

                  15.3.5 Notwithstanding the provisions in Section 15.2, (a) neither Seller nor RBI shall have the obligation to defend, indemnify and hold harmless under Section 15.2.1(a) and 15.2.2(a) until the aggregate Damages on account thereof exceed $35,000, and then for the full amount of all Damages, and
(b) Seller's liability under Section 15.2.1(a) shall not exceed $4,700,000 except with respect to Claims relating to taxes, title, and the Stations Licenses for which Seller's maximum liability shall be the Purchase Price.


                                   ARTICLE 16
                               TERMINATION RIGHTS
                               ------------------

         16.1 TERMINATION. This Agreement may be terminated at any time prior to Closing as follows:

                  16.1.1 Upon the mutual written consent of Buyers and Seller, this Agreement may be terminated on such terms and conditions as so agreed; or

                  16.1.2 By written notice of Buyers to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyers; or

                  16.1.3 By written notice of Seller to Buyers if either Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Seller; or

                  16.1.4 By written notice of Buyers to Seller or by Seller to Buyers if the FCC denies the FCC Application; or

                  16.1.5 By written notice of Buyers to Seller, or by Seller to Buyers, if any court of competent jurisdiction shall have issued an order, decree or ruling (which then remains in effect) or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or by Buyers, if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, action that would make the consummation of the transactions contemplated hereby inadvisable or undesirable as determined by Buyers in their sole discretion reasonably exercised; or

                  16.1.6 By written notice of Buyers to Seller, or by Seller to Buyers, if the Closing shall not have been consummated on or before July 31, 2000; or

                  16.1.7 By written notice of Buyers to Seller under the conditions set forth in Section 9.2 hereof; or

                  16.1.8 By written notice of Seller to Buyers under the conditions set forth in Section 11.9 hereof.

         Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

         16.2 LIABILITY. Except as set forth in Section 16.4 below, the termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         16.3 MONETARY DAMAGES, SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyers for their injury. Buyers shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to them. If any action is brought by Buyers to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Seller, which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party shall be entitled to reimbursement by the non-prevailing party of reasonable legal fees and expenses incurred by the prevailing party.

         16.4 SELLER'S LIQUIDATED DAMAGES. As more fully described in the Deposit Escrow Agreement, in the event this Agreement is terminated solely because of Buyers' material breach of this Agreement, and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be satisfied by Closing), then the Escrow Deposit shall be delivered to Seller, and the proceeds thereof shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyers' and Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of Seller against Buyers for failing to consummate this Agreement as a result of Buyers' material breach hereof, and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by Seller.

                                   ARTICLE 17

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         17.1 RISK OF LOSS. The risk of loss or damage to any of the Stations Assets prior to the Closing Date shall be upon Seller. Seller shall repair, replace and restore any such damaged or lost Stations Asset to its prior condition as soon as possible and in no event later than forty-five (45) days following the loss or damage; provided, however, that in the event any such loss or damage of the Stations Assets exists on the Closing Date, then notwithstanding any other provision hereto, Buyers at their option may extend the Closing Date for a period of up to sixty (60) days until such time as Seller shall have repaired, replaced and restored any such damaged or lost Stations Asset to its prior condition or deduct from the Purchase Price that amount which Buyers and Seller reasonably determine to be sufficient to cover any such loss or damage and close the transaction on the Closing Date.

         17.2 CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

         17.3 FURTHER ASSURANCES. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyers, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby to vest in Buyers good and marketable title to the Stations Assets being transferred hereunder in accordance with the terms hereof, and RBI shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by RBI hereunder.

         17.4 PRESERVATION OF RECORDS. Subject to Section 10.1 hereof, RBI hereby agrees that it will preserve and make available to Seller and its attorneys and accountants (including the right to inspect and copy at Seller's cost), during normal business hours and upon reasonable advance notice, for three (3) years after the Closing Date, such of the books, records, files, correspondence, memoranda and other documents referred to in this Agreement as Seller may reasonably require for the preparation of tax reports and returns, the preparation of financial statements, or the preparation of a response to any claim by a third party against Seller.

         17.5 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may not voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of Buyers. Buyers shall have the right to assign and/or delegate all or any portion of their rights and obligations under this Agreement, including without limitation, assignments as collateral, provided that no such assignment and/or delegation shall relieve Buyers of their obligations hereunder in the event that its assignee fails to perform the obligations delegated. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto. In the event Buyers find it necessary or are required to provide to a third party a collateral assignment of the Buyers' interest in this Agreement and/or any related documents, Seller shall cooperate with the Buyers and any third party requesting such assignment including but not limited to signing a consent and acknowledgment of such assignment.

         17.6 AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.7 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.8 GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the choice of law provisions thereof.

         17.9 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyers, and in the case of Buyers, by notifying Seller:

                  To Seller:  New Wave Broadcasting, L.P.
                              79 Chestnut Ridge Road
                              Saddle River, New Jersey 07458
                              Fax:  (201) 818-4376
                              Attn: Mr. Jon Ferrari

                  Copy to:    Barton P. Blumberg, P.C.
                              205 Lexington Avenue
                              New York, New York 10016
                              Fax: (212) 779-7424
                              Attn: Barton P. Blumberg, Esq.

                  To Buyers:  Regent Broadcasting of El Paso, Inc.
                              c/o Regent Communications, Inc.
                              50 East RiverCenter Blvd.
                              Suite 180
                              Covington, KY 41011
                              Fax: (606) 292-0352
                              Attn: Mr. Terry S. Jacobs

                  Copy to:    STRAUSS & TROY
                              The Federal Reserve Building
                              150 East Fourth Street
                              Cincinnati, OH 45202
                              Fax: (513) 241-8259
                              Attn: Alan C. Rosser, Esq.

         17.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.11 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

         17.12 SEVERABILITY. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.13 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

         17.14 DISCLOSURE EXHIBITS AND SCHEDULES. Notwithstanding anything to the contrary contained in this Agreement or in any of the Exhibits and Schedules, any information disclosed in one Exhibit or Schedule, as the case may be, shall be deemed to be disclosed in all Exhibits and Schedules. Certain information set forth in the Exhibits and Schedules, as the case may be, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by Sellers in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality. Except as expressly set forth in this Agreement, there are no representations or warranties, express or implied, being made by Seller.

         17.15 PARTNERSHIP EQUITY. For purposes of a partial release of the Indemnification Escrow pursuant to Section 3.1 hereof and Section 3(b) of the Indemnification Escrow Agreement, the term "Partnership Equity" shall mean and be calculated as the fair market value, as of the first anniversary of the Closing Date, of the radio stations then wholly-owned by Seller (as agreed to by Seller and Buyers, or if they are unable to agree, then by an appraisal conducted by an appraiser mutually-acceptable to Seller and Buyers, whose fees shall be borne equally by Seller on the one hand and Buyers on the other hand), PLUS accounts receivable (less appropriate allowance for doubtful accounts), cash and cash equivalents, and LESS all liabilities (as determined under generally-accepted accounting principles consistently applied).




                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                       REGENT BROADCASTING OF
                                       EL PASO, INC.

                                       By:      /s/ Terry S. Jacobs
                                             ------------------------------
                                       Name:    Terry S. Jacobs
                                             ------------------------------
                                       Title:   Chairman and Ceo
                                             ------------------------------


                                       REGENT LICENSEE OF EL PASO, INC.

                                       By:      /s/ Terry S. Jacobs
                                             ------------------------------
                                       Name:    Terry S. Jacobs
                                             ------------------------------
                                       Title:   Chairman and Ceo
                                             ------------------------------

                                       NEW WAVE BROADCASTING, L.P.

                                       By:  NEW WAVE BROADCASTING, INC.,
                                               its General Partner

                                       By:      /s/ Jon Ferrari
                                             ------------------------------
                                       Name:    Jon Ferrari
                                             ------------------------------
                                       Title:   CEO
                                             ------------------------------